Exhibit 23.3

CONSENT OF BUXTON COMPANY

We hereby consent to the use of our firm’s name, Buxton Company, in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Fairway Group Holdings Corp. (the “Company”) in connection with the initial public offering of its Class A common stock, and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), to the inclusion of quotations or summaries of or references in the Registration Statement to information contained in the market analyses or reports prepared for and supplied to the Company by Buxton Company, and to being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement).

We further wish to advise that Buxton Company was not employed on a contingent basis at the time of preparation of our market analyses or reports, and is not at present, and that neither Buxton Company nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

Sincerely,

BUXTON COMPANY

	By:	/s/ David B. Glover
Name: David B. Glover
Title: Chief Financial Officer

February 4, 2013